Exhibit 4.3

RESTRICTED STOCK PLAN

Brookfield Property Group

June 9, 2014

TABLE OF CONTENTS

SECTION 1.	GENERAL PROVISIONS	1

1.1	Purposes	1
1.2	Definitions	1
1.3	Administration	4

SECTION 2.	AWARDS OF RESTRICTED SHARES	5

2.1	Eligibility	5
2.2	Election by Participants to Receive Bonus Payment in Cash or Restricted Shares	6
2.3	Allotment of Restricted Shares	6
2.4	Distributions	7
2.5	Vesting of Restricted Shares	7
2.6	Change in Employment Status	8
2.7	Forfeiture of Restricted Shares	8

SECTION 3.	GENERAL	8

3.1	No Right to Service	8
3.2	No Liability for Decrease in Value of BPY Units	8
3.3	Transferability of Awards	8
3.4	Currency	8
3.5	Withholdings	9
3.6	Successors and Assigns	9
3.7	Amendment and Termination	10
3.8	Governing Law	10
3.9	Voting	10
3.10	Section 83 Election	10
3.11	Section 409A	10
3.12	Effective Date	11

BROOKFIELD PROPERTY GROUP

RESTRICTED STOCK PLAN

SECTION 1.                         GENERAL PROVISIONS

1.1                               Purposes

The purpose of the Brookfield Property Group Restricted Stock Plan (the “Plan”) is to (i) promote the alignment of interests of Eligible Persons with the unitholders of BPY; (ii) encourage Eligible Persons to remain with the Brookfield Property Group; and (iii) attract new employees and officers.

1.2                               Definitions

The following terms, when used in the Plan, shall have the respective meanings set forth below:

(a)                                 “Administrator” means a committee comprised of senior executives of (i) the Brookfield Property Group, and/or (ii) Brookfield Asset Management Inc. as determined by the Chief Executive Officer of Brookfield Asset Management Inc.;

(b)                                 “Affiliate” means with respect to a person, another person that, directly or indirectly, through one or more persons, Controls, or is Controlled by, or is under common Control with, such person;

(c)                                  “Award Agreement” has the meaning set out in Section 2.3(c);

(d)                                 “Award Date” means the date on which Restricted Shares are awarded to the Participant, provided that if Restricted Shares are approved during a Blackout Period, the Award Date will be six business days after the date on which the Blackout Period ends;

(e)                                  “Blackout Period” means any period imposed by BPY, during which specified individuals, including insiders of BPY, may not trade in BPY’s securities (including, for greater certainty, where specific individuals are restricted from trading because they have material non-public information), but does not include any period when a regulator has halted trading in BPY’s securities;

(f)                                   “BPG” means Brookfield Property Group LLC;

(g)                                  “BPY” means Brookfield Property Partners L.P., a Bermuda exempted limited partnership;

(h)                                 “BPY Unit” means a publicly-traded non-voting limited partnership unit of BPY;

(i)                                     “Brookfield Group” means Brookfield Asset Management Inc. and any of its Affiliates;

(j)                                    “Brookfield Property Group” means the operating and asset management entities within the property platform of Brookfield Asset Management Inc. and includes the service providers to BPY pursuant to the Master Services Agreement, which are currently BPG and Brookfield Global Property Advisor Limited;

(k)                                 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder;

(l)                                     “Control” and similar expressions mean a relationship between two persons wherein one of such persons has the power, through the ownership of equity securities, by contract or otherwise, to directly or indirectly direct the management and policies of the other of such persons;

(m)                             “Custodial Restricted Share Account” means the account maintained for each Participant which is a separate, personal, custodial account for each Participant outside of the Trust and to which Restricted Shares of a Participant are allocated pursuant to Section 2.3(e). Such account shall be maintained in the jurisdiction in which the Participant resides, except as otherwise determined by the Administrator;

(n)                                 “Custodian” means CST Trust Company or such other entity as may be appointed by the Administrator from time to time to act as Custodian of the Custodial Restricted Share Account;

(o)                                 “Eligible Person” has the meaning set out in in Section 2.1;

(p)                                 “Employer” means the entity within the Brookfield Property Group that employs the Participant (or that employed the Participant immediately prior to his or her Termination Date);

(q)                                 “Fair Market Value” means the closing price of a BPY Unit on the NYSE on the last trading day preceding the applicable day.  For Restricted Shares awarded during a Blackout Period, the Fair Market Value is calculated as the volume-weighted average price of a BPY Unit on the NYSE for the five business days immediately preceding the Award Date;

(r)                                    “NYSE” means the New York Stock Exchange or successor thereto;

(s)                                   “Participant” means an Eligible Person who participates in the Plan;

(t)                                    “Participant Account” means the account maintained for each Participant which is a separate, personal, custodial account for each Participant in the Trust and to which unvested Restricted Shares of a Participant are allocated pursuant to Section 2.3(e);

(u)                                 “Plan” has the meaning set out in Section 1.1;

(v)                                 “Purchase Expenses” means brokerage commissions, transfer taxes and other charges or expenses on the purchase of BPY Units;

(w)                               “Restricted Share” means a BPY Unit awarded to a Participant on the terms contained in the Plan;

(x)                                 “Restricted Share Allotment Price” means the Fair Market Value on the Award Date of a BPY Unit determined on the NYSE;

(y)                                 “Sale Expenses” means brokerage commissions, transfer taxes and other charges or expenses on the sale or exchange of BPY Units;

(z)                                  “Termination Date” means, unless otherwise determined by the Administrator, a Participant’s last day of active employment, as further clarified below:

(i)                                     in the event a Participant’s employment is terminated by the Employer for any reason, the last day of active employment will be the date and time notice of termination is delivered to the Participant and will not include any period the Participant is under notice of termination or any period of deemed employment, pay in lieu of notice of termination or salary continuance provided or required to be provided by the Employer to the Participant;

(ii)                                 in the event of a continuous leave of absence (including for disability), the Participant’s last day of active employment will be the earlier of the date of termination of employment and two years from the start of the Participant’s continuous leave of absence;

(iii)                              in the event of a Participant’s resignation, the last day of active employment will be the effective date of resignation; and

(iv)                              in the event of a Participant’s death, the last day of active employment means the date of the Participant’s death.

(aa)                          “Trust” means the trust established pursuant to the Trust Agreement;

(bb)                          “Trust Agreement” means the employee plan trust agreement dated June 5, 2014 between BPG and the Trustee and as the same may be amended, supplemented or restated from time to time;

(cc)                            “Trustee” means CST Trust Company or such other entity as may be appointed by the Administrator from time to time to act as Trustee;

(dd)                          “Vest” means the Vesting Date has occurred; and

(ee)                            “Vesting Date” has the meaning set out in Section 2.5.

Words importing the singular number only shall include the plural and vice versa and words importing the masculine shall include the feminine.

1.3                               Administration

(a)                                 The Plan shall be administered by the Administrator with BPG and its Affiliates being responsible for all costs relating to the administration of the Plan other than the Sale Expenses.

(b)                                 Subject to the limitations of the Plan, the Administrator shall have the authority to:  (i) grant Restricted Shares to Eligible Persons; (ii) determine the terms, limitations, restrictions and conditions upon such grants, including vesting and exercise; (iii) interpret the Plan and adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable; (iv) make all other determinations and take all other actions in connection with the implementation and administration of the Plan as it may deem necessary or advisable; and (v) delegate to any person or committee of persons any or all of its powers and authorities under the Plan.  The Administrator’s guidelines, rules, regulations, interpretations and determinations shall be conclusive and binding upon BPG and all Participants.

(c)                                  The Administrator may accelerate the Vesting Date for any Restricted Share at any time.

SECTION 2.                         AWARDS OF RESTRICTED SHARES

2.1                               Eligibility

“Eligible Persons” include (i) officers or employees of BPY, Brookfield Property Group and any Affiliate whose location of employment is within the United States, the United Kingdom, Australia or any jurisdiction other than Canada, without regard to that individual’s tax residence or citizenship; and (ii) any other persons so designated by the Administrator, subject to applicable laws and regulations.

Restricted Shares are granted under this Plan and awarded as follows:

(a)                                 As elected by a Participant in lieu of a cash bonus payment pursuant to Section 2.2;

(b)                                 As elected by the Administrator in lieu of a cash bonus payment to the Participant;

(c)                                  Additional discretionary compensation; or

(d)                                 An incentive for joining BPY, Brookfield Property Group, or an Affiliate.

2.2                               Election by Participants to Receive Bonus Payment in Cash or Restricted Shares

Participants will have the opportunity each year to elect to receive all or a portion of the bonus to which they may be entitled, in the form of Restricted Shares.  Such election shall be made in accordance with the Administrator’s policies from time to time.

2.3                               Allotment of Restricted Shares

(a)                                 Restricted Shares will be allocated pursuant to Section 2.1 above.

(b)                                 The number of Restricted Shares to be allocated to each Participant will be calculated based on the dollar value of the amount allocated to the Plan for Restricted Shares pursuant to Section 2.1 divided by the Fair Market Value.  Amounts will be converted to U.S. dollars, as applicable, using the mid-market exchange rate on the Award Date or the average exchange rate for the five business days preceding the Award Date for awards approved during a Blackout Period.

(c)                                  As soon as practicable after determining the number of Restricted Shares and any terms and conditions of the Restricted Shares to be granted to a Participant, the Administrator shall cause an agreement in writing to be given to the Participant advising the Participant as to the number of Restricted Shares, the Restricted Share Allotment Price, the deemed value for tax reporting (if applicable and if different from the Restricted Share Allotment Price) and any terms and conditions pertaining to the Restricted Shares granted to the Participant under the Plan or as determined by the Administrator from time to time in such form as may be approved by the Administrator from time to time (the “Award Agreement”). The grant of Restricted Shares is conditional on the Participant signing the Award Agreement.

(d)                                 As soon as practical after determining the number of Restricted Shares to be granted to a Participant, BPG or an Affiliate shall transfer to the Trustee sufficient funds to allow the Trustee to purchase the corresponding number of BPY Units.  Upon receipt of such funds, the Trustee shall purchase BPY Units.  All purchases by the Trustee shall be at the Trustee’s sole discretion, and the Trustee shall control the time, amount and manner of all purchases of BPY Units.  The Trustee shall purchase BPY Units through the facilities of any stock market or exchange where the BPY Units are normally listed or sold.  BPG or an Affiliate will pay all of the Purchase Expenses associated with the purchase of Restricted Shares.  The Participant will pay all of the Sale Expenses associated with the disposition of Restricted Shares.

(e)                                  Restricted Shares granted to a Participant shall be credited to the Participant Account following the acquisition of the BPY Units by the Trust and the application of the terms and conditions determined pursuant to Section 2.3(c) to the Restricted Shares.  Upon Vesting the Restricted Shares shall be transferred to the Participant’s Custodial Restricted Share Account.

(f)                                   Any income earned in the Trust will be distributed to BPG in the same calendar year in which it is received by the Trust.

2.4                               Distributions

(a)                                 Unvested Restricted Shares.  The Participant shall receive the distributions on Restricted Shares in cash, less applicable taxes associated with the distribution, in accordance with local jurisdictions and tax legislation.  In the event the Termination Date of a Participant occurs prior to the Vesting Date of the Restricted Shares, the value of the distribution received on the unvested Restricted Shares shall be subject to a clawback.

(b)                                 Vested Restricted Shares.  The Participant shall receive the distribution in cash, less applicable withholding taxes associated with the distribution.

2.5                               Vesting of Restricted Shares

Except as otherwise determined by the Administrator, Restricted Shares received in lieu of a Participant’s cash bonus pursuant to Section 2.1(a) will Vest immediately and all other Restricted Shares will Vest in equal installments of 20% on each of the first through fifth anniversaries of the Award Date unless otherwise specifically outlined at the time of the award (the “Vesting Date”).  Restricted Shares are held by the Custodian and remain subject to the restrictions under this Plan until the Vesting Date.

2.6                               Change in Employment Status

Except as otherwise determined by the Administrator, if a Participant ceases employment for any reason, all Restricted Shares which have not Vested on the Termination Date will be forfeited.

2.7                               Forfeiture of Restricted Shares

On the forfeiture of Restricted Shares pursuant to this Section, the BPY Units comprising the Restricted Shares shall be returned to the Trustee who may either sell such BPY Units on the market and pay the proceeds of such sale, or distribute the BPY Units to, BPG or an Affiliate, as instructed by BPG.

SECTION 3.                         GENERAL

3.1                               No Right to Service

Neither participation in the Plan nor any action under the Plan shall be construed to give any Participant a right to be retained in the service of the Employer.

3.2                               No Liability for Decrease in Value of BPY Units

BPG, BPY and their Affiliates, and their directors and officers, shall not be liable to any Participant, beneficiary or legal representative of a Participant for any decrease in the value of a Restricted Share that may occur for any reason.

3.3                               Transferability of Awards

In no event may the rights or interests of a Participant be assigned, encumbered or transferred except:

(a)                                 To the extent that rights may pass to a beneficiary or legal representative of a Participant pursuant to the terms of the Plan upon the death of a Participant;

(b)                                 As expressly approved by the Administrator; or

(c)                                  After the Vesting Date.

3.4                               Currency

Amounts under this Plan are denominated in U.S. dollars.

3.5                               Withholdings

As a condition of the delivery of any Restricted Shares or cash pursuant to the Plan or the lifting or lapse of restrictions on any Restricted Shares, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Employer relating to an award:

(a)                                 unless otherwise instructed by the Participant, the Employer shall deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the Employer, whether or not pursuant to the Plan;

(b)                                 the Employer shall be entitled to require that the Participant remit cash to the Employer (through payroll deduction or otherwise); or

(c)                                  the Employer may enter into any other suitable arrangements to withhold, in each case in an amount sufficient in the opinion of the Employer to satisfy such withholding obligation.

The Trustee or Custodian shall withhold from payments under this Plan, if any, or may sell BPY Units held in a Participant’s Custodial Restricted Share Account and use the proceeds to pay all amounts required to be withheld or remitted pursuant to applicable laws as determined by the Employer, in its sole discretion, to the extent the Participant does not remit such amounts to the Trustee on or before the applicable date.

Notwithstanding the foregoing, a Participant may elect to satisfy all or part of his or her withholding or income tax obligation by having the Employer withhold a portion of any Restricted Shares that he or she was previously awarded and have now Vested.  Such Restricted Shares shall be valued at their Fair Market Value on the date when the obligation to withhold arises.

3.6                               Successors and Assigns

The Plan shall be binding on all successors and assigns of BPG and a Participant, including without limitation, the beneficiary or legal representative of such Participant, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

3.7                               Amendment and Termination

BPG may amend, suspend or terminate the Plan at any time and in such manner and to such extent as it deems advisable. No such amendment or termination shall materially adversely affect the right of a Participant in respect of any Restricted Shares granted prior to the date of such amendment or suspension.

3.8                               Governing Law

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be governed by and interpreted and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of law.

3.9                               Voting

The Participant is the owner of the BPY Units comprising the Restricted Shares and so is entitled to exercise voting rights and all other rights attaching to the ownership of BPY Units, subject to the restrictions set out in this Plan.

3.10                        Section 83 Election

Each Participant agrees to notify the Employer in writing if such Participant makes the election provided for in Section 83(b) of the Code with respect to any award of Restricted Shares and to provide a copy of such election to the Employer.

3.11                        Section 409A

Compensation paid or deemed paid under this Plan to Participants who are subject to U.S. federal tax is intended to avoid the imposition of any additional taxes or penalties under Section 409A of the Code and the Plan shall be construed and interpreted to preserve the intended tax consequences of the Plan.  If the Administrator determines that an award, Award Agreement, payment, distribution, or any other action contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Section 409A of the Code, then unless the Administrator specifically provides otherwise, such award, Award Agreement, payment, distribution or other action shall not be given effect to the extent it causes such result and the related provisions of the Plan and/or Award Agreement will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A of the Code to the extent determined appropriate by the Administrator, in each case without the consent of or notice to the Participant.

3.12                        Effective Date

The Plan was effective on June 9, 2014.